Exhibit 99.1

MARK FIELDS ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y, January 26, 2016 . . . The IBM (NYSE: IBM) board of directors today elected Mark Fields to the board effective March 1, 2016. Mr. Fields, 55, is president and chief executive officer, Ford Motor Company.

Ginni Rometty, IBM chairman, president and chief executive officer, said: “We are pleased that Mark will be joining the IBM board of directors. Mark led the highly successful transformation of his company in a competitive industry where technology has driven innovation.  He is leading Ford into a future where cars are not only vehicles, but increasingly becoming mobile technology platforms.  His knowledge and insights in running a complex global business will make a significant contribution to IBM.”

Mr. Fields joined Ford in 1989.  In 2014, he became president and chief executive officer and was elected to the company’s board of directors, where he serves on the board’s finance committee.  Previously, he was chief operating officer, a position to which he was named to in 2012.  Prior to these positions, he was executive vice president, Ford Motor Company, and president of Ford’s Americas division.  In this role, he led the development, manufacturing, marketing and sales of Ford and Lincoln vehicles in the United States, Canada, Mexico and South America and was responsible for overseeing the transformation of the company’s North American operations and record profitability.  Fields also previously led Ford’s European operations, served as president and CEO, Mazda Motor Corporation in Japan and was the managing director of Ford Argentina earlier in his career.  He holds an economics degree from Rutgers University and an MBA from Harvard.

Mrs. Rometty also said the company is grateful for the service of two long-time board members, Alain J.P. Belda and William R. Brody, who, due to retirement, will not stand for re-election at the company’s April annual shareholders meeting.

LINK TO MARK FIELDS PHOTO/BIO on media.ford.com:

https://media.ford.com/content/fordmedia/fna/us/en/people/mark-fields.html

Contact:	IBM
Edward Barbini
barbini@us.ibm.com, 914-499-6565

Douglas Shelton
doshelton@us.ibm.com, 914-255-8115